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                                                                     EXHIBIT 5.1

                                February 2, 1996

Buffets, Inc.
10260 Viking Drive, Suite 100
Eden Prairie, Minnesota  55344

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 (the "Registration Statement") relating to a proposed public offering of up to 92,991 shares of Common Stock, par value $.01 per share, of Buffets, Inc., a Minnesota corporation (the "Company"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant, and based upon such examination and review, it is our opinion that the shares of Common Stock of the Company proposed to be sold by the Selling Stockholder named in the Registration Statement have been legally and validly issued and are fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Experts" in the Prospectus constituting a part of the Registration Statement.

                              Very truly  yours,



                              FAEGRE & BENSON
                                PROFESSIONAL LIMITED LIABILITY PARTNERSHIP


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